                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                           ________________________


                                 SCHEDULE 13G


            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934


                              (AMENDMENT NO.  )*



                         MACK-CALI REALTY CORPORATION
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  554489 10 4
-------------------------------------------------------------------------------
                                (CUSIP Number)



                           ________________________

                                   SCHEDULE 13G

CUSIP NO. 554489 10 4


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

   The Cali Group
   --------------
   John J. Cali
   Angelo R. Cali
   Edward Leshowitz
   Brant B. Cali
   John R. Cali
   Christopher Cali
   TAR Investments L.P.
   Thomas A. Rizk
   Albert Spring
   James Nugent
   Rose Cali
   Brant Cali, as Trustee for ARC 75 Trust John R
   Brant Cali, as Trustee for ARC 75 Trust Joanne
   Brant Cali, as Trustee for ARC 75 Trust Angela
   John R. Cali, as Trustee for JJC 79 Trust
   Brant Cali, as Trustee for ARC 79 Trust
   Roger W. Thomas
   Barry Lefkowitz
   Jonna Cali
   Philip Cali
   Jed Leshowitz
   Susan Sandson


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           0

        6  SHARED VOTING POWER

           4,137,400

        7  SOLE DISPOSITIVE POWER

           0

        8  SHARED DISPOSITIVE POWER

           4,137,400

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,137,400

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         [_]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   7.83%

12 TYPE OF REPORTING PERSON*

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:
            --------------


            Mack-Cali Realty Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

            11 Commerce Drive, Cranford, New Jersey 07016

Item 2(a).  Name of Person Filing:
            ---------------------

            The Cali Group

Item 2(b).  Address of Principal Business Office:
            ------------------------------------

            11 Commerce Drive, Cranford, New Jersey 07016

Item 2(c).  Citizenship:
            -----------

            Each member of The Cali Group is a citizen of the United States.

Item 2(d).  Title of Class of Securities:
            ----------------------------

            Common Stock

Item 2(e).  CUSIP Number:
            ------------

            554489 10 4

Item 3.     Type of Reporting Person:
            ------------------------

            This statement is filed pursuant to Rule 13d-1(c).

Item 4.     Ownership as of December 31, 1997:
            ---------------------------------

            (a)    Amount beneficially owned:

                   4,137,400

            (b)    Percent of class:

                   7.83

            (c) Number of shares to which such person has:


                   (i) sole power to vote or direct vote:

                   (ii) shared power to vote or direct vote:

                          4,137,400

                   (iii)  sole power to dispose or to direct the disposition of:

                          0

                   (iv) shared power to dispose or direct the disposition of:

                          4,137,400

Item 5.     Ownership of Five Percent or Less of a Class.
            --------------------------------------------

            Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.
            ---------------------------------------------------------------

            Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
            -------------------------------------------------------------------

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.
            ---------------------------------------------------------

            See Exhibit A attached hereto.

Item 9.     Notice of Dissolution of Group.
            ------------------------------

            Not applicable.


Item 10.    Certification.
            -------------

            Not applicable.

                                    SIGNATURES


       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.



Dated: February 17, 1998          /s/ John J. Cali
                                 ________________________________
                                 John J. Cali
                                 Chairman of the Board


Dated: February 17, 1998          /s/ Thomas A. Rizk
                                 _______________________________
                                 Thomas A. Rizk
                                 Chief Executive Officer
                                 and Director


Dated: February 17, 1998          /s/ John R. Cali
                                 _______________________________
                                 John R. Cali
                                 Executive Vice President


Dated: February 17, 1998          /s/ Brant B. Cali
                                 _______________________________
                                 Brant B. Cali
                                 Executive Vice President and Secretary


Dated: February 17, 1998          /s/ James Nugent
                                 _______________________________
                                 James Nugent
                                 Senior Vice President - Leasing


Dated: February 17, 1998          /s/ Albert Spring
                                 _______________________________
                                 Albert Spring
                                 Vice President - Operations


Dated: February 17, 1998          /s/ Roger W. Thomas
                                 _______________________________
                                 Roger W. Thomas
                                 Executive Vice President, General
                                 Counsel and Assistant Secretary


Dated: February 17, 1998          /s/ Barry Lefkowitz
                                 _______________________________
                                 Barry Lefkowitz
                                 Chief Financial Officer
                                 and Executive Vice President


Dated: February 17, 1998          /s/ Angelo R. Cali
                                 _______________________________
                                 Angelo R. Cali
                                 Member of Advisory Board


Dated: February 17, 1998          /s/ Edward Leshowitz
                                 _______________________________
                                 Edward Leshowitz

Dated: February 17, 1998          /s/ Christopher Cali
                                 _______________________________
                                 Christopher Cali


Dated: February 17, 1998          /s/ Jonna Cali
                                 _______________________________
                                 Jonna Cali


Dated: February 17, 1998          /s/ Philip Cali
                                 _______________________________
                                 Philip Cali


Dated: February 17, 1998          /s/ Rose Cali
                                 _______________________________
                                 Rose Cali


Dated: February 17, 1998          /s/ Brant Cali
                                 _______________________________
                                 Brant Cali, as trustee for
                                 ARC 75 Trust John R


Dated: February 17, 1998          /s/ Brant Cali
                                 _______________________________
                                 Brant Cali, as trustee for
                                 ARC 75 Trust Joanne


Dated: February 17, 1998          /s/ Brant Cali
                                 _______________________________
                                 Brant Cali, as trustee for
                                 ARC 75 Trust Angela


Dated: February 17, 1998          /s/ John R. Cali
                                 _______________________________
                                 John R. Cali, as trustee for
                                 JJC 79 Trust


Dated: February 17, 1998          /s/ Brant Cali
                                 _______________________________
                                 Brant Cali, as trustee for
                                 ARC 79 Trust


Dated: February 17, 1998          /s/ Jed Leshowitz
                                 _______________________________
                                 Jed Leshowitz


Dated: February 17, 1998          /s/ Susan Sandson
                                 _______________________________
                                 Susan Sandson


Dated: February 17, 1998          /s/
                                 _______________________________
                                 TAR Investments L.P.

                                 By: TAR Realty Corp.
                                     General Partner

                                 By:  /s/ Thomas A. Rizk
                                     ____________________________
                                     Thomas A. Rizk,
                                     Chief Executive Officer

                              Exhibit A



                                    THE CALI GROUP
                                    --------------



==================================================================
         NAME                               NUMBER OF SHARES
                                           BENEFICIALLY OWNED*
------------------------------------------------------------------
John J. Cali                                                347,230

Angelo R. Cali                                              278,090

Edward Leshowitz                                            324,916

Brant B. Cali                                               635,351

John R. Cali                                                559,801

Christopher Cali                                             59,703

Thomas A. Rizk                                              491,531

TAR Investments LP                                          141,383

Albert Spring                                               177,935

James Nugent                                                155,714

Rose Cali                                                     2,663

Brant Cali, as Trustee for ARC 75 Trust John R               63,523

Brant Cali, as Trustee for ARC 75 Trust Joanne               63,523

Brant Cali, as Trustee for ARC 75 Trust Angela               63,522

John R. Cali, as Trustee for JJC 79 Trust                    44,291

Brant Cali, as Trustee for ARC 79 Trust                      44,291

Roger W. Thomas                                             160,433

Barry Lefkowitz                                             160,159

Jonna Cali                                                   51,912

Philip Cali                                                  60,701

Jed Leshowitz                                               166,145

Susan Sandson                                                84,583

TOTAL                                                     4,137,400
===================================================================

* INCLUDES LIMITED PARTNERSHIP UNITS REDEEMABLE FOR SHARES OF
  COMMON STOCK AND OPTIONS OUTSTANDING TO PURCHASE SHARES OF
  COMMON STOCK.

                                   Exhibit B



                            JOINT FILING AGREEMENT
                            ----------------------



   In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.01 per share, of Mack-Cali Realty Corporation.



Dated as of February 17, 1998     /s/ John J. Cali
                                 ____________________________________
                                 John J. Cali, Chairman of the Board


                                  /s/ Thomas A. Rizk
                                 ____________________________________
                                 Thomas A. Rizk
                                 Chief Executive Officer
                                 and Director


                                  /s/ John R. Cali
                                 ____________________________________
                                 John R. Cali
                                 Executive Vice President

                                  /s/ Brant B. Cali
                                 ____________________________________
                                 Brant B. Cali
                                 Executive Vice President
                                 and Secretary

                                  /s/ James Nugent
                                 ____________________________________
                                 James Nugent
                                 Senior Vice President - Leasing

                                  /s/ Albert Spring
                                 ____________________________________
                                 Albert Spring
                                 Vice President - Operations

                                  /s/ Roger W. Thomas
                                 ____________________________________
                                 Roger W. Thomas, Executive Vice
                                 President, General Counsel and
                                 Assistant Secretary

                                  /s/ Barry Lefkowitz
                                 ____________________________________
                                 Barry Lefkowitz,
                                 Chief Financial Officer
                                 and Executive Vice President

                                  /s/ Angelo R. Cali
                                 ____________________________________
                                 Angelo R. Cali, Member of Advisory
                                 Board


                                  /s/ Edward Leshowitz
                                 ____________________________________
                                 Edward Leshowitz


                                  /s/ Christopher Cali
                                 ____________________________________
                                 Christopher Cali


                                  /s/ Jonna Cali
                                 ____________________________________
                                 Jonna Cali


                                  /s/ Philip Cali
                                 ____________________________________
                                 Philip Cali


                                  /s/ Rose Cali
                                 ____________________________________
                                 Rose Cali


                                  /s/ Brant Cali
                                 ____________________________________
                                 Brant Cali, as trustee for
                                 ARC 75 Trust John R

                                  /s/ Brant Cali
                                 ____________________________________
                                 Brant Cali, as trustee for
                                 ARC 75 Trust Joanne


                                  /s/ Brant Cali
                                 ____________________________________
                                 Brant Cali, as trustee for
                                 ARC 75 Trust Angela


                                  /s/ John R. Cali
                                 ____________________________________
                                 John R. Cali, as trustee for
                                 JJC 79 Trust


                                  /s/ Brant Cali
                                 ____________________________________
                                 Brant Cali, as trustee for
                                 ARC 79 Trust


                                  /s/ Jed Leshowitz
                                 ____________________________________
                                 Jed Leshowitz


                                  /s/ Susan Sandson
                                 ____________________________________
                                 Susan Sandson


                                  /s/
                                 ____________________________________
                                 TAR Investments L.P.
                                 By: TAR Realty Corp.
                                     General Partner



                                 By:  /s/ Thomas A. Rizk
                                     ________________________________
                                     Thomas A. Rizk
                                     Chief Executive Officer